Exhibit 3.1

Government of Puerto Rico

CERTIFICATE OF AMENDMENT

I, LUIS G. RIVERA MARÍN, Secretary of State of the Government of Puerto Rico,

CERTIFY: That on June 30, 2017, at 01:23 PM, FIRST BANCORP., registry number 101835, performed the following amendment:

Resignation of Resident Agent with Designation of a

Successor

Previous	Current
Del Pino, Jorge #1519 Ponce de Leon Ave., Pda. 23, Santurce, San Juan, PR, 00908 PO Box 9146, San Juan, PR, 00908-9146 jorge.delpino@firstbankpr.com N/A	Alvarez , Sara #1519 Ponce de Leon Ave., Pda. 23, Santurce, San Juan, PR, 00908 PO Box 9146, San Juan, PR, 00908-9146 sara.alvarez@firstbankpr.com (787) 729-8044

IN WITNESS WHEREOF, the undersigned by virtue of the authority vested by law, hereby issues this certificate and affixes the Great Seal of the Government of Puerto Rico, in the City of San Juan, Puerto Rico, today, June 30, 2017.

LUIS G. RIVERA MARÍN Secretary of State